UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     April 3, 2023 (March 29, 2023)

Southern First Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

000-27719	58-2459561
(Commission File Number)	(IRS Employer Identification No.)

6 Verdae Boulevard, Greenville, SC	29607
(Address of principal executive offices)	(Zip Code)

(864) 679-9000

(Registrant’s telephone number, including area code)

100 Verdae Boulevard, Suite 100, Greenville, SC

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SFST	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(c). APPOINTMENT OF CERTAIN OFFICERS.

On April 3, 2023, Southern First Bancshares, Inc. (the “Company”), announced that D. Andrew Borrmann, 52, has been named Chief Financial Officer of the Company’s wholly owned subsidiary, Southern First Bank (the “Bank”).

Mr. Borrmann was previously employed with Colony Bank where he served most recently as Chief Financial Officer and Chief Strategy Officer. He has been with Colony Bank since it merged with SouthCrest Bank in 2021 where he served as Chief Financial Officer for 10 years. Mr. Bormann has further experience as a bank analyst and raising capital in the community banking industry. Mr. Borrmann is a 1996 graduate of Arizona State University with a degree in Finance.

Mr. Borrmann has no family relationships with any of our executive officers or directors, and there have been no related party transactions between Mr. Borrmann and the Company that are reportable under Item 404(a) of Regulation S-K.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02(e). COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In connection with the naming of Mr. Borrmann as Executive Vice President and Chief Financial Officer of the Bank, the Bank entered into an employment agreement (the “Employment Agreement”) with Mr. Borrmann, effective March 29, 2023.

The Employment Agreement provides for a term of employment ending on January 31, 2025, unless terminated earlier by the Bank or Mr. Borrmann. Under the terms of the Employment Agreement, Mr. Borrmann will be paid a salary of $310,000, which may be increased annually by the Board of Directors of the Bank. Mr. Borrmann is eligible to participate in any of the Bank’s profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs.

The Employment Agreement may be terminated by the Bank upon the death or disability of Mr. Borrmann or for cause or without cause, or by Mr. Borrmann for good reason following a change in control of the Company or the Bank or without good reason upon delivery of a notice of termination to the Bank. If Mr. Borrmann’s employment is terminated by the Bank without cause or by Mr. Borrmann for good reason following a change in control, Mr. Borrmann will be entitled to severance compensation of his then current monthly salary for a period of 12 months. If Mr. Borrmann’s employment is terminated by the Bank for cause or by Mr. Borrmann without good reason, Mr. Borrmann will receive only any sums due to Mr. Borrmann as base salary and/or reimbursement of expenses through the date of termination.

The Employment Agreement also provides that during the term of employment and for a period of 12 months following termination, Mr. Borrmann may not (a) compete with the Bank by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of the Bank’s main office or any other offices, (b) solicit the Bank’s clients with which Mr. Borrmann had contact in connection with products and services provided by the Bank for the purpose of providing financial services, or (c) solicit the Bank’s employees. These non-compete and non-solicitation provisions do not apply following a termination of Mr. Borrman’s employment by the Bank without cause or by Mr. Borrmann for good reason following a change in control.

The above is a summary of the Employment Agreement between the Bank and Mr. Borrmann and is qualified by reference in its entirety to the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits	The following exhibit index lists the exhibits that are either filed or furnished with the Current Report on Form 8-K.

Exhibit No.	Description

10.1	Employment Agreement by and between Southern First Bank and D. Andrew Borrmann, dated March 29, 2023.

99.1	Press Release announcing the appointment of D. Andrew Borrmann as chief financial officer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN FIRST BANCSHARES, INC.

By: /s/ R. Arthur Seaver, Jr.
	Name:	R. Arthur Seaver, Jr.
	Title:	Chief Executive Officer

April 3, 2023